Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated November 14, 2025
Relating to the Preliminary Prospectus dated November 14, 2025
Registration No. 333-284025

SFIDAX

Investor Presentation



November 2025

Forward-Looking Statements

This presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, regarding, among other things, our plans, strategies, and prospects -- both business and financial. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward looking statements include, among other things: (i) our expectations regarding our revenue, expenses, and other operating results; (ii) our efforts to successfully develop and commercialize our technologies and related products; (iii) the implementation of our strategic plans for our business and products and product candidates; (iv) the size of the market opportunity for our products and product candidates and our ability to maximize those opportunities; (v) the costs and success of our marketing efforts, and our ability to promote our brands; (vi) our expectations regarding our ability, and that of our service providers, to produce our products and services; (vii) our competitive position and the development of and projections relating to our competitors or our industry; (x) our ability to obtain adequate financing in the future on terms acceptable to us; (viii) our ability to consummate strategic transactions, which may include acquisitions, mergers, dispositions, or investments; (ix) our ability to identify and successfully enter into strategic collaborations in the future, and our assumptions regarding any potential revenue that we may generate thereunder; (x) our ability to exploit the intellectual property rights in a manner beneficial to us; (xi) our ability to obtain, maintain, protect, and enforce intellectual property protection for our intellectual property and related products and services, and the scope of such protection; (xii) our ability to operate our business without infringing, misappropriating, or otherwise violating the intellectual property or proprietary rights of third parties; (xiii) our ability to respond to national disasters, such as earthquakes and tsunamis, and to global pandemics; (xiv) the regulatory environment in which we operate; (xv) our plans with respect to use of proceeds from this offering; (xvi) our ability to attract and retain qualified key management and technical personnel; and (xvii) our expectations regarding the time during which we will be an emerging growth company and a foreign private issuer. These forward-looking statements speak only as of the date of this presentation, and we do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to SFIDA X, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Free Writing Prospectus

This free writing prospectus relates to the proposed initial public offering of common shares, represented by American Depositary Shares ("ADSs"), of SFIDA X, Inc. (the "Company"), which are being registered on a registration statement and should be read together with the preliminary prospectus included in the Registration Statement on Form F-1 initially filed with the Securities and Exchange Commission (the "SEC") on December 23, 2024, as amended (Registration No. 333-284025), for the offering to which this presentation relates and may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2035964/000149315225023594/formf-1a.htm.

The Company has filed the registration statement (including a preliminary prospectus) with the SEC for the proposed offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request it from ThinkEquity LLC at (877) 436-3673 or by email at prospectus@think-equity.com.

This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else, including Japan. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Specifically, these materials do not constitute a "prospectus" within the meaning of the U.S. Securities Act of 1933, as amended, and the regulations enacted thereunder. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. In evaluating its business, the Company uses certain non-GAAP measures as supplemental measures to review and assess its operating and financial performance, including Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that is defined as income from continuing operations, net of income taxes before net interest expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and public company readiness costs not deemed capitalizable. Management uses Adjusted EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("U.S. GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Furthermore, this metric is not indicative of our overall results or indicators of past or future financial performance. The way we measure Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. See the Appendix for a reconciliation of operating income, which we believe is the most directly comparable U.S. GAAP measure. You can find a reconciliation of all non-GAAP financial measures used in this presentation in Appendix A.

Offering Summary

Issuer:	SFIDA X, Inc.
Proposed Listing Symbol:	Nasdaq: "SFDX"
ADSs Offered:	1,000,000 ADSs
Expected Price:	$5.00 – $6.00 per ADS
Expected Offering Size:	$5,500,000[1]
Over-Allotment:	15% (150,000 ADSs)
Use of Proceeds:	• Recruitment of additional engineers and consultants, including investment in advertising to reach more potential candidates and other recruitment-related expenses needed to attract and hire qualified candidates; • Labor costs for engineers and consultants, including salaries, training, and other expenses necessary to attract and retain top talent; and • Working capital and other general corporate purposes.
Sole Book-Runner:	ThinkEquity

(1) Estimated based on the mid-point of the offering range

The SFIDA X Group Overview

The SFIDA X Group delivers **tailored web and video development**, **IT technical support**, **IT consulting**, and **after-sales solutions** to enterprises of all sizes – from small and medium-sized enterprises (SMEs) to large companies in Japan.

SFIDA X



WebDX[1] Consulting

UI/UX and Web Design

STYLE FREE



System Integration

Large-scale System Development

Berkeley consulting



IT Consulting

IT Strategy and Execution

Supports IT implementation for small and medium-sized enterprises

Solve complex IT issues for large companies


Berkeley consulting
5%
SFIDA X
35%
$32M
Net Sales
FY2024
STYLE FREE
60%


Berkeley consulting
4%
SFIDA X
57%
$5.8M
Segment Profit2
FY2024
STYLE FREE
39%

※Each color represents each segment(3)

Note: (1) DX stands for "*Digital Transformation*"
(2) Segment profit is presented before corporate costs and intersegment eliminations. Reconciling items primarily include corporate expenses (e.g. planning, personnel, administration), corporate assets (e.g. headquarters facilities, management software), and related depreciation and capital expenditures. See Note 9 to the consolidated financial statements for details.
(3) For the reporting periods covered in this presentation, the new wholly owned subsidiary, HEAT POINT, is reported as part of the WebDX Consulting Business segment under SFIDA X, Inc.
The net sales and ordinary income graphs exclude HEAT POINT due to its immateriality to the Group's performance.
All USD equivalents are based on the exchange rate ($1 = ¥149.90) on March 31, 2025, as reported by the U.S. Federal Reserve in its weekly release on April 7, 2025.

The SFIDA X Group By the Numbers

$32M
Consolidated Revenue
FY2024

12%
Revenue Y-o-Y Growth

$2M
Adjusted EBITDA[1]
FY2024

500+
Employees Across Japan[2]

290+
IT Engineers on Staff

4
Locations Nationwide

Presence Across Japan's Major Economic Hubs



Tokyo
Nagoya
Osaka
Fukuoka

Note: All USD equivalents are based on the exchange rate ($1 = ¥149.90) on March 31, 2025 as reported by the U.S. Federal Reserve in its weekly release on April 7, 2025.

(1) In evaluating its business, the Company uses certain non-GAAP measures as supplemental measures to review and assess its operating and financial performance, including Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that is defined as income from continuing operations, net of income taxes before net interest expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and public company readiness costs not deemed capitalizable. Management uses Adjusted EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("U.S. GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Furthermore, this metric is not indicative of our overall results or indicators of past or future financial performance. The way we measure Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. See the Appendix for a reconciliation of operating income, which we believe is the most directly comparable U.S. GAAP measure
(2) The total number of employees includes the number of IT engineers noted in this slide.
All data, except for the employee headcount, are dated as of September 30, 2024. The employee headcount is dated as of September 30, 2025.

The SFIDA X Group History

The SFIDA X Group has **achieved sustained growth** despite various adverse economic conditions.

2007 2009 2013 2014 2015 2017 2018 2019 2023 2024 2025

STYLE FREE
Established as a young **talent development and recruiting firm** in Shinjuku, Tokyo.

HELLONET
HELLONET (now SFIDA X) was established as a website production and web application development company in Shinjuku, Tokyo.

Released the **social game, "Valkyrie Senki"**, that became the basis for the System Integration Business.

Acquired all shares of **STYLE FREE** and made it a **subsidiary**.

SIMPLE BOOK
Original CMS, **SIMPLE BOOK**, was released.

SIMPLE RESERVE
Released **SIMPLE BOOK 2**, with cloud CMS and **SIMPLE RESERVE**, a reservation management system.

Started the **IT Consulting Business** at HELLONET.

Berkeley consulting
The IT Consulting Business became independent and was established as **Berkeley Consulting.**

SFIDA X
Company name changed to **SFIDA X**.

SIMPLE BOOK Ver.3
Released **SIMPLE BOOK AI Writing Generator**.

HEATPOINT
Started **HEATPOINT** and **Dianping Agency Business**.

SIMPLE BOOK Ver.3
Released **SIMPLE BOOK AI Website Operator**.

WebDX Consulting Business

WebDX Solutions for SMEs

WebDX Market Overview

1 Japan's market is characterized by a **lag in digital competitiveness** and a **boom in inbound foreign tourism**…

Rank 31st

Lags behind other developed nations in digital competitiveness[1]

Lag due to **the lack of IT talent**[1]

Significant decline in Japan's population[2]

Growing surge in inbound tourism post-pandemic[3]

36.87M

Record number of foreign tourists in 2024[3]

$1T
¥150T

Foreign tourists' spending forecasted to swell by 2030[3]

Sources: (1) IMD World Competitiveness Center "IMD World Digital Competitiveness Ranking 2024"
(2) Ministry of Internal Affairs and Communications, 2020
(3)Japan National Tourism Organization, Ministry of Land, Infrastructure, Transport, and Tourism, 2024

All USD equivalents are based on the exchange rate ($1 = ¥149.90) on March 31, 2025 as reported by the U.S. Federal Reserve in its weekly release on April 7, 2025.

2 …and further underscored by a **growing web solutions market**.



The web solutions market is estimated to hit $3.34B in 2026
$3.34B
¥500B
$590.4M
¥88.5B
2008
2010
2012
2014
2016
2018
2020
2022
2024

Source: Deloitte Tohmatsu MIC Economic Research Institute, Internet Advertising & Web Solution Market Status and Outlook 2023.

3 SFIDA X stands to **capture an addressable market** estimated to reach **$32.7 billion**.

	About 1.01M companies SMEs with offices in Tokyo, Osaka, Nagoya, Fukuoka	3.36M companies Small and medium-sized enterprises nationwide
3% of sales (About ¥6.2M or $41.4k) Comparable to North American Investment Level	**$10 billion** ¥1.5 trillion	**$32.7 billion** ¥4.9 trillion
1% of net sales (About ¥2.1M or $14k) Current Investment Level	**$3.3 billion** ¥492 billion	**$10.7 billion** ¥1.6 trillion

Based on the formula:

Investment per company (% of sales) x number of companies x percentage of SMEs considering DX initiatives (about 23.5%)

Note: The company defines 3.36 million companies with under 100 employees as a potential market and about 1.01 million companies in the area where it is located as a market that it can currently approach.
Potential market is defined as 3.36 million companies with 100 employees or less. The unit price is defined as the current unit price per company in Japan and the potential unit price per company in the future in North America, based on the fact that IT investment in Japan is estimated to be about 1% of sales and that in North America about 3% of sales. The sales of Japanese SMEs would be about ¥170 million or approximately $1.13 million from the "Survey of Small and Medium Enterprises". In addition, given that only 17% of SMEs responded that they are considering DX initiatives, the potential market is defined as the sum of the respective values.

Source: Ministry of Economy, Trade and Industry, "White Paper on Small and Medium Enterprises 2024, " Organization for Small & Medium Enterprises and Regional Innovation, "Survey Questionnaire on DX Promotion of Small and Medium Enterprises," Small and Medium Enterprise Agency, "Fact-Finding Survey on Small and Medium Enterprises," Nihon Keizai Shimbun, etc. Survey Questionnaire" by the Organization for Small & Medium Enterprises and Regional Innovation, Japan, "Survey of Small & Medium Enterprises" by the Small & Medium Enterprise Agency, and the Nihon Keizai Shimbun.

WebDX Consulting Business Overview

Operated by **SFIDA X**, the WebDX Consulting Business **drives digital transformation (DX) for SMEs** through its **Flow Business** and **Subscription Business** segments.

Flow Business

- ✓ Website Planning and Development
- ✓ Video Planning and Development

Subscription Business

- ✓ SIMPLE BOOK
- ✓ SIMPLE RESERVE
- ✓ Hosting Service
- ✓ Select My Search
- ✓ Writer Pack
- ✓ SNS Pack

Website Development Pricing

Approx. $3,300 to $6,700*

One-time payment of ¥500,000 to ¥1,000,000

Subscription Pricing

Approx. $67*

Monthly fee of ¥10,000 ARPU (average revenue per user) for website content management, update, and operation

Targeting

SMEs with under **100 employees**

Making

100,000 sales calls per month

All USD equivalents are based on the exchange rate ($1 = ¥149.90) on March 31, 2025 as reported by the U.S. Federal Reserve in its weekly release on April 7, 2025.

Website Content Management System: SIMPLE BOOK

✓ Purpose-built features that deliver real results

SIMPLE BOOK Ver.3

- Headless CMS; decoupled front and back-end layers
- Strong cybersecurity
- Optimized for performance

Powerful Functions

- AI Content Creation
- Article Generation
- Schedule to Post
- Google Job Search
- Management Dashboard
- SEO
- External Writer Integration
- Support Center

✓ From concept to content – content creation simplified

AI ✖ Keyword Input ✖ 3 Clicks

↓

Easily create drafts of articles

✓ Streamlined Workflow ➡ Seamless creation of rich, personalized images

✓ Enter up to 5 keywords



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1
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0/20
AIテーマ作成回数
1 / 99999
記事のテーマを作成



新宿で楽しむお刺身と酒

✓ Click “Generate Content” button

Latest Update – SIMPLE BOOK “AI Website Operator”

AWO draws on insights from over 15,000 successful website projects **to deliver data-driven recommendations that enhance client websites**.

AI-Powered Automation of Website Management

AI Analysis

Analysis of website data, such as access volume and keyword searches

Content Strategy

Identification of content strategies that boost website engagement

Content Creation

Automatic generation of website content aimed at increasing website traffic

Website Analytics

Integration of Google Analytics and Google Search Console data within the platform

Monthly reports are delivered to users

WebDX Consulting Business' Track Record

Since SFIDA X's founding in 2009, it has **achieved a track record befitting a leading company in Japan**.

15,000+
websites created

10,000+
SMEs supported

9,000+
SIMPLE BOOK installations

99%+
monthly customer retention rate

90%+
subscription profit rate

Note: The number of SMEs supported and the subscription profit rate are dated as of September 30, 2024. The number of websites created is dated as of March 31, 2025, while the monthly customer retention rate and number of SIMPLE BOOK installations are dated as of November 2025.

Market Differentiation

SFIDA X integrates **web design**, **direct proposal systems**, and **IT development in-house**, offering WebDX beyond consulting and development.

	Client In-house Employee	Web Development Company	Web Consulting Company	SFIDA X
Web Design Expertise	☹ Expertise not readily available	☺ Exists but limited to individual know-how	☹ Non-core solution	😎 **Over 15,000 sites created**
Direct Proposal System	😩 Individual specific	😩 Lean organization; Limited infrastructure	☺ Has a system available	😎 **Sales expertise built on a proven history of successful proposals**
IT System Development Capabilities	😩 No function available	😩 No function available	☹ Outsourced IT development	😎 **System development company within the group**

Legend: 😎 *denotes "outstanding"* ☺ *denotes "available"* ☹ *denotes "limited"* 😩 *denotes "none"*

STYLE FREE

System Integration Business

Berkeley business consulting

IT Consulting Business

System Integration and IT Consulting Solutions for Large Enterprises

IT Market Overview

Japan's IT Demand and Supply Imbalance

(1)



$86.52B
¥12.97T
$90.06B
¥13.55T
$94.46B
¥14.16T
$100.40B
¥15.05T
$106B
¥15.89T
$111.27B
¥16.68T
$114.08B
¥17.10T
IT investments continue to rise
FY2020
FY2021
FY2022
FY2023
FY2024 Forecast
FY2025 Forecast
FY2026 Forecast

(2)



IT Workforce Supply
Shortfall
IT talent shortage to reach about 500k
1,600
1,500
1,400
1,300
1,200
1,100
1,000
900
800
700
600
220 261 304 314 326 338 351 364 381 398 415 432 449
994 1,005 1,018 1,032 1,046 1,060 1,071 1,081 1,091 1,101 1,110 1,114 1,118 1,122 1,127 1,133
2015
2020
2025
2030

Localized Pain Points

- Lack of in-house IT teams
- Reliance on IT outsourcing
- Aging business systems
- Business optimization demand
- Difficulty in securing DX talent

Solutions

STYLE FREE
- IT engineer dispatch
- Contracted system development

Berkeley business consulting
- IT strategy development
- Project management

Sources: (1) Yano Research Institute Ltd., "Survey on IT Investment by Japanese Companies 2024", March 2024; (2) Mizuho Information & Research Institute, "Survey on IT Human Resources Supply and Demand," March 2019
The above reports are the most recent reports available.
All USD equivalents are based on the exchange rate ($1 = ¥149.90) on March 31, 2025 as reported by the U.S. Federal Reserve in its weekly release on April 7, 2025.

System Integration Business Overview

Operated by **Style Free**, the System Integration Business provides **IT system development through engineer dispatch** and **contracted system development through its in-house development team.**

Solutions	**IT System Development**	**Contracted System Development**
Delivery	IT engineer dispatch	End-to-end system development team by an in-house development team*

Highlights

- Targeting **large Japanese companies**
- **Project duration** and **team experience**-based billing
- Project duration from **several months** to **years**
- **Over 290 engineers** on staff
- **Wide scope** in development services
- **Expertise in attracting and rapidly training** engineers

**For large-scale system development projects, Style Free may also collaborate with other partner companies.*

STYLE FREE

IT Talent Development Strategy

Style Free enables the rapid training of engineers for business and DX projects through **its self-developed e-Learning system**.

Training capabilities supported by a self-developed e-Learning system

Main Functions

- View lecture materials and videos
- Submit and review codes
- Check the progress of assignments
- Post questions for instructors
- Bulletin board (Post questions for other trainees)

Curriculum

- Java Basics
- PHP Basics
- Java Application (SpringBoot)
- PHP Application (Laravel)
- SQL
- Javascript
- Python
- Other development knowledge

Other

In-house engineers act as instructors, allowing trainees to learn anytime and from anywhere, while receiving direct code reviews and feedback from them.

Use for Training

Mainly for new graduates up to the third month of employment, with mid-career employees using it for training as needed depending on their skills.

Application Guidelines for New Graduates

Students scheduled to graduate in March 2026, previous graduates are also accepted

Recruitment Locations *No relocation

- Tokyo
- Nagoya
- Osaka
- Fukuoka

Open Position

- Systems Engineer

Qualifications

- Good communication skills
- Must be willing to learn development languages and participate in training

Required Skill/s

- There are no specific skills required.

Training Period

April: Business Manners Basic Training in Technology → **Late April**: Java and PHP Personal Development → **May**: Synchronization Team Development → **June**: With Senior Employees, Start OJT

STYLE FREE

System Integration Business – Select Track Record

AI RELATED

Automated Writing Tool Utilizing Big Data and ChatGPT

Industry Telecommunications

Duration 10 months

Estimated Fee ¥25 million (Approx. $166,000)

Development Environment ChatGPT, PHP, BigQuery

Highlight

Planned, developed, and managed the maintenance and operation of the automated writing tool

WEB APPLICATION

Job Applicant Support System

Industry Healthcare; Welfare

Duration 8 months

Estimated Fee ¥20 million (Approx. $133,000)

Development Environment PHP, MySQL

Highlight

Created a user-friendly web app with an enhanced search function, ensuring ease of use for job seekers

BUSINESS SYSTEM

Property Information Management System

Industry Manufacturing

Duration 10 months

Estimated Fee ¥18 million (Approx. $120,000)

Development Environment #C, SQL Server, JavaScript

Highlight

Developed a system with a focus on rapid improvement and feedback

All USD equivalents are based on the exchange rate ($1 = ¥149.90) on March 31, 2025, as reported by the U.S. Federal Reserve in its weekly release on April 7, 2025.

IT Consulting Business Overview

Operated by **Berkeley Consulting**, the IT Consulting Business engages in **the development and execution of tailored IT strategies.**





	IT Strategy Development	Project Management
Solutions	**IT Strategy Development**	**Project Management**
Delivery	High-level strategic IT advisory	IT strategy implementation*

Strategic Value

Project Managers — **Project Leaders** — **IT Workforce**

Berkeley covers **the shortage in these layers** (Project Managers, Project Leaders)

Highlights

- ✓ Targets large companies
- ✓ Consultant expertise-based billing
- ✓ High-impact consulting
- ✓ IT implementation oversight

The implementation phase is typically supported by engineers from system development companies.

Solid track record with leading Japanese companies

- Daikin Industries
- Docomo CS, Inc.
- Docomo Insurance Co.
- Ricoh Japan
- Kawasaki Kisen Co., Ltd.

Delivering value through execution

90% ↑ Consultant Utilization Rate*

Achieved stable project orders*

**As of September 30, 2024*

IT Consulting Business – Select Track Record



Business Optimization and Automation Project

Project Type IT Consulting
Industry Manufacturing

Project Overview

The client, a nationwide company, faced inefficiencies from site-specific rules and processes. We supported a company-wide initiative to standardize operations and drive transformation through three phases: standardization, efficiency improvement, and automation.

Scope of Support

- ✓ Project management (driving the project, managing progress, tracking issues)
- ✓ Development of project execution plans
- ✓ Business and data analysis
- ✓ RPA implementation support



Public Sector Project

Project Type IT Consulting
Industry Public Works

Project Overview

Berkeley assessed the siloed, aging systems using trends, case studies, user and admin requirements, and existing documentation. Based on this, the team proposed a target state from a QCD (Quality, Cost, Delivery) perspective.

Scope of Support

- ✓ Evaluation of each system based on a baseline of trends, case studies, and industry standards, and identification of key issues
- ✓ Development of improvement proposals and implementation support



RPA Migration Support

Project Type Project Management
Industry Infrastructure

Project Overview

Operational and security challenges prompted a review of the initial migration plan. As the project manager, Berkeley redefined the approach and drove its execution.

Scope of Support

- ✓ Project management (driving the project, managing progress, tracking issues)
- ✓ Development and update of the migration plan
- ✓ Meeting facilitation
- ✓ Creation of progress reports
- ✓ Coordination with clients and subcontractors

The SFIDA X Group's Growth Strategy

WebDX Consulting Business	System Integration Business	IT Consulting Business
Strengthen recurring revenue stability ✓ Expand the subscription client base **Drive continued subscription revenue growth** ✓ Strengthen the development and sales of new commercial offerings	**Drive sustained growth through business domain expansion** ✓ Penetrate into high-demand front-end areas, such as UI/UX design, to capture emerging growth opportunities	**Boost consultant recruitment** ✓ Grow consultant headcount to address growing demand and capitalize on project-driven opportunities
Leverage high-margin subscription-based offerings **Expand into adjacent markets** ✓ Launch of video production business, HeatPoint ✓ Launch of business aimed at foreign tourists, Dianping Agency Business **Build barriers to entry through its sales force** ✓ Continue to utilize its unique high-touch sales force for small and medium-sized businesses	✓ **Continue to target large companies with large deal sizes and financial resources** ✓ **Increase name recognition through the Nasdaq listing, with 75% of the IPO proceeds being directly invested to fuel growth through the hiring and retaining of engineers and consultants**	

The Leadership Team



Etsuro Sumita
Founder, CEO
Representative Director

- Years of extensive experience in sales, management, and business planning.
- Serves as CEO and Representative Director since March 2009.
- Co-founder and director of Style Free since June 2016.
- Previously served as Style Free's CEO from April 2007 to May 2016.
- Founder and director of Berkeley Consulting since October 2019.



Tomomi Kamazawa
COO, Director

- Serves as COO since December 2014.
- Co-founder of Style Free.
- Business and Commerce degree from Nagoya Women's University.



Ken Tominaga
CFO, Director

- 20 years of experience as a CFO and director overseeing IPO preparation, investor relations, and corporate planning of private and public companies.
- Serves as CFO and director since October 2022.
- Business and Commerce degree from Meiji University.



Toru Ueno
Outside Director

- Serves as a director since May 2016.
- Management specialist with experience as a CEO, director, and corporate auditor in both private and public companies.
- Accounting diploma from Tokyo Professional Technical College of Accounting.



Toshiki Wakamatsu
Outside Director

- Serves as a director since July 2022.
- Legal expert with experience as a CEO, director, and corporate auditor in both private and public companies.
- Law degree from Keio University.



Koichi Hiraga
Full-time
Corporate Auditor

- Serves as a full-time corporate auditor since June 2025.
- Certified Internal Auditor (CIA) with experience as a full-time corporate auditor in a Japanese public company.
- Law degree from Hitotsubashi University.



Akio Sagawa
Corporate Auditor

- Serves as a corporate auditor since September 2017.
- Attorney-at-law with expertise in corporate legal affairs and corporate governance.
- Experience as an outside corporate auditor in public and private companies.
- Law degree from Hitotsubashi University.



Takashi Suehiro
Corporate Auditor

- Serves as a corporate auditor since March 2023.
- Certified Public Accountant (CPA) and tax accountant with significant financial and advisory experience.
- Experience as a corporate auditor in public and private companies.
- Literature degree from Tokyo University.

Income Statement

(in thousands)	Year ended September 30 2024	Year ended September 30 2023	Six months ended March 31 2025	Six months ended March 31 2024
Revenue	$31,845	$28,554	$17,869	$15,354
Cost of Revenues	17,969	15,250	10,053	8,673
Gross Profit	13,875	13,304	7,816	6,681
Total Operating Expenses	13,036	10,217	6,684	5,749
Operating Income	840	3,087	1,132	933
Total Other Income (Expense)	586	224	126	527
Adjusted EBITDA	2,209	3,116	2,048	1,220
Net Income	**$1,026**	**$2,342**	**$868**	**$1,008**

All USD equivalents are based on the exchange rate ($1 = ¥149.90) on March 31, 2025, as reported by the U.S. Federal Reserve in its weekly release on April 7, 2025.
In evaluating its business, the Company uses certain non-GAAP measures as supplemental measures to review and assess its operating and financial performance, including Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that is defined as income from continuing operations, net of income taxes before net interest expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and public company readiness costs not deemed capitalizable. Management uses Adjusted EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("U.S. GAAP") and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Furthermore, this metric is not indicative of our overall results or indicators of past or future financial performance. The way the Company measures Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. See the Appendix for a reconciliation of operating income, which the Company believes is the most directly comparable U.S. GAAP measure.

Balance Sheet and Capitalization Table

Balance Sheet Data[1] (Amounts in thousands USD)	Actual	As Adjusted[2]
Cash and cash equivalents	$10,237	$14,969
Total Assets	$21,507	$26,239
Total Liabilities	$9,748	$9,748
Total Stockholders' Equity	$11,759	$16,491

Assumes conversion rate $1 = ¥149.90

Capitalization Table Pro Forma Pre-IPO	
Common Stock	6,549,600
Options (WAEP: $0.95/share)	67,200
Fully Diluted Shares Outstanding	6,616,800

(1) As of March 31, 2025
(2) On a pro forma as adjusted basis, and to give effect to the (i) sale 1,000,000 shares of ADSs in this offering at an assumed initial public offering price of $5.5 (the midpoint of the price range set forth on the cover page of this prospectus) after deducting estimated underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds thereof.

Investment Highlights

- Well-positioned for growth with the strong surge of IT investment in Japan.
- Continued investment in top talent and technology.
- Proven track record with clients.
- End-to-end solutions with the provision of consulting services on top of the IT business.
- Strong financial profile with steady subscription revenue growth and a solid financial position.


SFIDA X
STYLE FREE
BERKELEY CONSULTING
HEAT POINT

Appendix

Non-GAAP Reconciliation: Adjusted EBITDA

	Year ended September 30		Six months ended March 31	
(in thousands)	**2024**	**2023**	**2025**	**2024**
Operating Income	$840	3,087	$1,132	$933
Depreciation and Amortization	48	29	32	32
IPO-related Costs	1,321	-	884	255
Adjusted EBITDA	**$2,209**	**$3,116**	**$2,048**	**$1,220**

All USD equivalents are based on the exchange rate ($1 = ¥149.90) on March 31, 2025, as reported by the U.S. Federal Reserve in its weekly release on April 7, 2025.
The company defines "Adjusted EBITDA" as income from continuing operations, net of income taxes before net interest expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation.

CONTACT US

SFIDAX

ir@sfidax.jp

+81-3-6258-1735

www.sfidax.jp